Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec Announces 2007 Third Quarter Results
Coral Gables, FL (November 6, 2007) — MasTec, Inc. (NYSE: MTZ) today announced that income from continuing operations, on a pro forma basis before legacy legal issues and other charges, was $12.4 million, or $0.18 earnings per diluted share on revenue of $266.9 million for the quarter ended September 30, 2007. This compares with income from continuing operations of $14.3 million, or $0.22 per diluted share, on revenue of $252.2 million in the prior year quarter. This pro forma income in the third quarter of 2007 does not include a charge of $39.1 million primarily related to the acceleration of closure on various legacy legal cases, claims and other disputes. Prior earnings guidance excluded the positive or negative impact of these issues. When including these charges, the Company reported a quarterly loss from continuing operations of $26.7 million, or $0.40 loss per diluted share.
For 2006 and 2007, the Company recently estimated that it would spend over $20 million on outside legal fees and expenses, with inadequate or unsatisfactory progress in many cases. As a result, MasTec’s senior management recently announced that it has made a significant shift in strategy regarding these older cases, claims and other disputes. The shift in strategy is to accelerate closure of many of the older legal cases, claims and other disputes, while protecting the economic interests of the Company and its shareholders and allowing management to focus on growing and improving the business. Most of the legacy litigation relates to the years 2001 through 2005 and generally does not involve current customers. As a part of this change in strategy, the $39.1 million charge in the third quarter includes an estimated settlement amount of $9.0 million related to the wage and hour lawsuit settlement announced on October 26, and additional charges primarily related to certain legacy litigation, claims and other disputes.
Cash and liquidity remain strong, with operating cash flow for the nine months ended September 30, 2007, of $44 million, up 83% from the same period in 2006. Additionally, MasTec had liquidity, defined as availability under our credit facility plus unrestricted bank cash, of $151 million at September 30, 2007 compared with $112 million at September 30, 2006.
Jose R. Mas, MasTec’s President and Chief Executive Officer, commented, “We are positioning the Company to focus on the important opportunities ahead of us. By getting the older legacy legal issues behind us, we can focus management on growing and improving our core businesses.”
Mr. Mas added, “We dedicated a significant amount of resources in the last few months to expanding our install-to-the-home workforce and operational capabilities for our largest customer. We recently hired approximately 1,700 new technicians and are poised to continue our growth with this important customer. We currently have a number of third-party service providers in many of the markets we serve, which were brought in to meet the accelerating demand, and we are in the process of regaining these markets.”

Financial results for the fourth quarter of 2007 depend, in large part, on how quickly MasTec gets the third-party service technicians out of some of its traditional install-to-the-home markets. This process is controlled by the customer, and, as of today, MasTec still has a number of markets with third-party technicians. Even though the Company expects to have substantially all markets reclaimed by year end, the speed of reclamation will have a dramatic impact on fourth quarter financial performance. The Company has also had some unexpected customer spending delays as annual customer budgets wind down. Finally, MasTec sees margin pressure in its energy operations as it ramps up employees and equipment for the expected multi-year grid and expansion modernization projects. The Company is updating its guidance for the fourth quarter of 2007 to revenue of $258 to $263 million, with income from continuing operations ranging from 14 to 16 cents per share. This guidance does not include any impact of litigation, either positive or negative.
Summary financials are as follows:
Condensed Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	For the Three Months Ended
	September 30,
	2007	2006
Revenue	$266,864	$252,236
Costs of revenue, excluding depreciation	230,867	213,293
Depreciation	4,283	3,668
General and administrative expenses, including non-cash stock compensation expense of $1,099 in 2007 and $2,169 in 2006	55,865	20,892
Interest expense, net of interest income	2,220	2,180
Other income, net	228	3,097

Income (loss) from continuing operations before minority interest	(26,143)	15,300
Minority interest	(597)	(986)

Income (loss) from continuing operations	(26,740)	14,314

Loss from discontinued operations	(5,416)	(21,936)

Net loss	$(32,156)	$(7,622)

Basic net income (loss) per share:
Continuing operations	$(0.40)	$0.22
Discontinued operations	(0.08)	(0.34)

Total basic net loss per share	$(0.48)	$(0.12)

Basic weighted average common shares outstanding	66,408	65,024

Diluted net income (loss) per share:
Continuing operations	$(0.40)	$0.22
Discontinued operations	(0.08)	(0.33)

Total diluted net loss per share	$(0.48)	$(0.12)

Diluted weighted average common shares outstanding	66,408	66,243

Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Total current assets	$385,097	$339,920
Property and equipment, net	73,513	61,212
Goodwill	184,318	151,600
Deferred taxes, net	38,835	49,317
Other assets	25,208	43,405
Long-term assets held for sale	—	659

Total assets	$706,971	$646,113

Liabilities and Shareholders’ Equity
Current liabilities	$209,436	$175,878
Other liabilities	30,580	36,521
Long-term debt	160,769	128,407
Long-term liabilities related to assets held for sale	—	596
Total shareholders’ equity	306,186	304,711

Total liabilities and shareholders’ equity	$706,971	$646,113

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months
	Ended September 30,
	2007	2006
Net cash provided by operating activities	$44,106	$24,089
Net cash used in investing activities	(30,989)	(36,888)
Net cash provided by financing activities	30,921	80,690

Net increase in cash and cash equivalents	44,038	67,891
Net effect of currency translation on cash	9	47
Cash and cash equivalents — beginning of period	89,046	2,024

Cash and cash equivalents — end of period	$133,093	$69,962

Earnings per share amounts from continuing operations, discontinued operations and net income (loss), as presented in the condensed financial statements above, are calculated individually and may not sum to totals due to rounding differences.
Management will hold a conference call to discuss results of operations for the quarter ended September 30, 2007 on Wednesday, November 7, 2007 at 10:30 a.m. Eastern time. The call-in number for the conference call is (913) 312-0652 and the replay number is (719) 457-0820, with a pass code of 1044010. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.
MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.

MasTec, Inc.
Reconciliation of Non-GAAP Disclosures — Unaudited

	For the Quarter Ended			For the Nine Months Ended
	September 30,			September 30
	2007	2006	Percent Change	2007	2006	Percent Change
Reconciliation of Earnings per Share:
Net income (loss) per common share, in accordance with GAAP — diluted	$(0.40)	$0.22	(281.8%)	(0.06)	0.48	(112.5%)
Charge for settlement of litigation, claims and other disputes	0.58	0.00	N/A	0.59	0.00	N/A

Net income per common share, excluding charge for settlement of litigation, claims and other disputes- diluted	$0.18	$0.22	(18.2%)	0.53	0.48	10.4%

	September 30, 2007	September 30, 2006
	(In thousands)	(In thousands)
Reconciliation of Liquidity to Cash:
Cash per consolidated balance sheet	$133,093	$69,962
Less restricted cash	(18,050)	—
Plus credit facility availability	35,942	41,780

Liquidity	$150,985	$111,742

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
	(In thousands)	(In thousands)
Reconciliation of income from continuing operations to EBITDAR from continuing operations:
Loss from continuing operations	$(26,740)	$(3,664)
Interest expense, net of interest income	2,220	7,136
Benefit for income taxes	—	—
Depreciation and amortization	4,579	12,615
Non-cash stock compensation expense	1,099	4,566
Vehicle and equipment lease expense	5,922	19,308

EBITDAR from continuing operations	$(12,920)	$39,961

EBITDAR from continuing operations is income from continuing operations adjusted by adding net interest expense, income taxes from continuing operations, depreciation and amortization from continuing operations, non-cash stock compensation expense from continuing operations, and vehicle and equipment lease expense. Management uses EBITDAR from continuing operations internally to measure the amount of cash generated by us and to make decisions about the amount of capital expenditures we will make and where to allocate capital. EBITDAR from continuing operations, however, is not a term that has specific meaning in accordance with GAAP and may be calculated differently by other companies. We believe that this measure enhances the user’s overall understanding of our current financial performance, our ability to service our debt, and our ability to fund future growth. Therefore, we believe that this measure provides useful information to our investors regarding our performance and overall results of operations. EBITDAR from continuing operations should not be considered in isolation, as a substitute for earnings from operations or cash flows data calculated in accordance with GAAP, or as a measure of a company’s profitability or liquidity.
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, adverse determinations on any claim, lawsuit or proceeding, the highly competitive nature of our industry, dependence on a limited number of customers, the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts, the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts, any exposure related to our recently sold DOT projects and assets, restrictions imposed by our credit facility and senior notes, the outcome of our plans for future operations, growth, and services, including backlog and acquisitions, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.
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